EXHIBIT 99.1

AGREEMENT REGARDING JOINT FILING

OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G and Forms 3, 4 or 5 (and any amendments or supplements thereto) required under section 13(d) or 16(a) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of the securities of any issuer. For that purpose, the undersigned hereby constitute and appoint Daniel Lau, as the undersigned’s true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

Dated: August 12, 2026

/s/ Daniel Lau Daniel Lau	/s/ Christine Man Christine Man

LM Asset Management Inc. By: /s/ Daniel Lau Daniel Lau, Director	LM Asset Fund Limited Partnership By: LM Asset General Partner Ltd., General Partner By: /s/ Daniel Lau Daniel Lau, Director
LM Asset General Partner Ltd. By: /s/ Daniel Lau Daniel Lau, Director